EXHIBIT 21.1

REPAP ENTERPRISES INC. & SUBSIDIARIES

REPAP ENTERPRISES INC. - Incorporated under the laws of Canada (formerly Repap Enterprises Corporation Inc. - formerly Quinsprack Limited)

ALCELL TECHNOLOGIES INC. -Continued under the laws of the Province of New Brunswick (formerly Alcell Developments Inc. - formerly 155945 Canada Inc.)

BLACKVILLE LUMBER INC. - Incorporated under the laws of the Province of New Brunswick

REPAP MARKETING INC. - Incorporated under the laws of the State of Delaware
          (formerly Green Forest Corporation, into which was merged the original
          Repap Ferrostaal (U.S.A.) Inc.)
          (formerly Repap Ferrostaal (U.S.A.)
          (formerly Repap Development Inc.)
          (merged with Repap Technologies Inc.)

REPAP NEW BRUNSWICK INC. - Incorporated under the laws of Canada (formerly Miramichi Pulp & Paper Inc.,) (formerly Acadia Forest Products Limited) (formerly Aidaca Pulp & Paper Limited)